Lawson Products, Inc. Announces Second Quarter 2009 Results
Company returns to profitability, generates substantial cash from operations and retires debt

DES PLAINES, Ill.—(BUSINESS WIRE)—July 29, 2009—Lawson Products, Inc. (NASDAQ:LAWS) (the “Company”), a distributor of services, systems and products to the MRO and OEM marketplaces, today announced results for the second quarter of 2009.

Second Quarter 2009 Highlights:

•	Revenue for the quarter was $95.0 million;

•	Operating income for the quarter was $3.4 million;

•	Net income for the quarter was $1.8 million or $0.22 per share;

•	Cash generated from operations for the quarter was $14.7 million;

•	At June 30, 2009, cash on hand of $11.0 million and no outstanding borrowings on our revolving credit facility.

Net sales for the second quarter of 2009 were $95.0 million, a 25.3% decrease compared to net sales of $127.1 million for the prior year period, as the economic recession continued to depress customer demand. Gross profit decreased to $55.9 million in the second quarter of 2009, a $17.6 million decline from the year ago quarter. Gross profit margin for the second quarter of 2009 increased by one percentage point to 58.8% compared to 57.8% in the second quarter of 2008. The margin rebound is attributable to improvements in the MRO gross margin along with an increase in the proportion of total sales generated by the higher margin MRO segment. Selling, general and administrative expenses decreased by $13.3 million or 20.2% to $52.9 million as compared to $66.2 million in the second quarter 2008. Lower compensation expense, including sales commissions, as well as other cost reduction initiatives contributed to the reduced expense level.

Operating income for the second quarter of 2009 was $3.4 million compared to an operating loss of $29.1 million in 2008. The 2009 second quarter results include a $0.4 million benefit from the sale of property, while settlement and related costs, severance and unclaimed property charges, totaled $36.3 million in 2008. Excluding the effect of these items, the 2009 adjusted operating income of $3.0 million was $4.2 million less than the adjusted operating income of $7.2 million recorded in 2008. The Company reported net income of $1.8 million or $0.22 per share in the second quarter of 2009, which compared to a net loss of $29.7 million or $3.48 per share in the second quarter of 2008.

The $14.7 million of cash generated from operations during the quarter was primarily due to the Company’s continuing efforts to shorten its operating working capital cycle by reducing excess inventories, expediting collection of accounts receivable and managing cash outflows. These major efforts allowed the Company to eliminate the $13.1 million of borrowings on the credit facility during the quarter. Cash on hand at June 30, 2009 was $11.0 million.

Net sales for the six month period ended June 30, 2009, were $194.4 million, a 23.2% decrease compared to net sales of $253.0 million for the prior year period. Gross profit decreased to $110.0 million in the first six months of 2009, a $37.5 million decline from the year ago period. Gross profit margins declined to 56.6% for the first six months of 2009 as compared to 58.3% in 2008, resulting primarily from a competitive pricing environment, a change in the sales mix to lower margin products and an increase in inventory reserves. Selling, general and administrative expenses decreased by $21.6 million or 16.5% to $109.5 million as compared to $131.1 million in the prior year period, primarily due to lower compensation expense including sales commissions.

The operating loss for the first six months of 2009 was $5.5 million compared to $21.2 million in 2008. Settlement and related costs, severance and unclaimed property charges, totaled $6.0 million in 2009 and $37.7 million in 2008. Excluding the effect of these charges, adjusted operating income for the first half of 2009 was $0.5 million as compared to adjusted operating income of $16.5 million in 2008. The Company reported a net loss of $4.1 million or $0.48 per share of common stock in the first six months of 2009, which compared to a net loss of $25.3 million or $2.97 per share in the first six months of 2008.

Thomas Neri, President and Chief Executive Officer commented, “We are beginning to see positive results from the cost reduction initiatives we implemented over the last several months. While we are not totally satisfied with our second quarter results, we are pleased to have had a profitable quarter in an extremely challenging economic environment. Moreover, with hard work and focus, we generated significant cash flow this quarter.”
“We remain focused on minimizing non-value added activities and reducing their associated costs. Beyond our cost initiatives, we are working hard to implement measures focused on improving customer relationships and service. For example, we are in the process of realigning our sales and marketing organizations for improved productivity which will greatly improve our customers’ experience. Although these changes will take several more quarters to fully implement, we believe they will position us to compete more effectively and will be important to driving our next stage of growth.”

Mr. Neri concluded, “Finally, I am very pleased our dedicated employees and sales agents have worked diligently to return our company to profitability. We have focused on strengthening our talent base and cultivating a continuous improvement culture focused on the customer. I am confident this highly energized workforce will successfully execute our strategies.”

About Lawson Products, Inc.
Lawson Products, headquartered in Des Plaines, IL, is a leader in selling and distributing services, systems, and products to the industrial, commercial, and institutional maintenance, repair and operations (MRO) market. The company also manufacturers, sells, and distributes production and specialized component parts, and provides services and systems to original equipment manufacturers (OEMs).

This Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. The terms “may,” “should,” “could,” “anticipate,” “believe,” “continues,” “estimate,” “expect,” “intend,” “objective,” “plan,” “potential,” “project” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These statements are based on management’s current expectations, intentions or beliefs and are subject to a number of factors, assumptions and uncertainties that could cause or contribute to such differences or that might otherwise impact the business include the risk factors set forth in Item 1A of the December 31, 2008 Form 10-K filed on March 11, 2009. The Company undertakes no obligation to update any such factor or to publicly announce the results of any revisions to any forward-looking statements whether as a result of new information, future events or otherwise.

LAWSON PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except		per share data)
(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Net sales	$95,033	$127,148	$194,414	$253,018
Cost of goods sold	39,164	53,704	84,378	105,446

Gross profit	55,869	73,444	110,036	147,572

Operating expenses:
Selling, general and administrative expenses	52,890	66,249	109,522	131,119
Severance and other	(489)	5,913	5,963	6,473
Settlement and related costs	42	30,417	91	31,168

Operating income (loss)	3,426	(29,135)	(5,540)	(21,188)

Other income	51	165	776	273
Interest expense	(268)	(214)	(342)	(443)

Income (loss) from continuing operations before income taxes	3,209	(29,184)	(5,106)	(21,358)

Income tax expense (benefit)	1,313	51	(1,083)	3,353

Income (loss) from continuing operations	1,896	(29,235)	(4,023)	(24,711)

Loss from discontinued operations, net of income taxes	(49)	(418)	(78)	(573)

Net income (loss)	$1,847	$(29,653)	$(4,101)	$(25,284)

Basic and diluted income (loss) per share of common stock:
Continuing operations	$0.22	$(3.43)	$(0.47)	$(2.90)
Discontinued operations	—	(0.05)	(0.01)	(0.07)

	$0.22	$(3.48)	$(0.48)	$(2.97)

Cash dividends declared per share of common stock	$0.03	$0.20	$0.06	$0.40

Basic and diluted weighted average shares outstanding:	8,522	8,522	8,522	8,522

LAWSON PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
	June 30,	December 31,
	2009	2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$10,968	$4,300
Accounts receivable, less allowance for doubtful accounts	41,145	48,634
Inventories	79,792	86,435
Miscellaneous receivables and prepaid expenses	12,245	11,812
Deferred income taxes	5,972	6,127
Property held for sale	352	—
Discontinued current assets	385	296

Total current assets	150,859	157,604

Property, plant and equipment, less accumulated depreciation and amortization	43,806	47,783
Cash value of life insurance	15,938	17,970
Deferred income taxes	15,625	18,159
Goodwill	27,331	25,748
Other	3,784	3,732

Total assets	$257,343	$270,996

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$20,161	$16,334
Settlement payable – current	10,000	10,000
Accrued expenses and other liabilities	33,533	41,205
Discontinued current liabilities	—	53

Total current liabilities	63,694	67,592

Revolving line of credit	$—	$7,700
Security bonus plans	25,654	26,218
Deferred compensation	13,081	11,301
Settlement payable — noncurrent	10,000	10,000
Other	9,593	9,441

	58,328	64,660

Total Stockholders’ Equity	135,321	138,744
Total liabilities and stockholders’ equity	$257,343	$270,996

LAWSON PRODUCTS, INC. AND SUBSIDIARIES
REGULATION G GAAP RECONCILIATION
RECONCILIATION OF GAAP TO ADJUSTED NON-GAAP OPERATING INCOME (LOSS)

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, the Company’s management believes that certain non-GAAP financial measures may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain infrequently occurring or non-operational items that impact the overall comparability. See the table below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three months and six months ended June 30, 2009 and 2008. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

(Amounts in thousands)
(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Operating income (loss), as reported per GAAP	$3,426	$(29,135)	$(5,540)	$(21,188)
Severance and other	(489)	2,313	5,963	2,873
Settlement penalty (1)	—	30,000	—	30,000
Settlement related costs (2)	42	417	91	1,168
Unclaimed property charges (3)	—	3,600	—	3,600

Adjusted non-GAAP operating income	$2,979	$7,195	$514	$16,453

(1)	Provision for penalties in connection with the settlement of the investigation by the U.S. Attorney’s Office for the Northern District of Illinois.

(2)	Legal and other related expenses associated with the investigation by the U.S. Attorney’s Office for the Northern District of Illinois.

(3)	Unclaimed property charges relate primarily to years prior to 2003.

Contact: Lawson Products, Inc.
F. Terrence Blanchard
847-827-9666, ext. 2269